Exhibit 99.1

DESCRIPTION OF COMMON STOCK

The following is a description of the rights of the common stock of VBI Vaccines Inc. (the “Company”), related provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”) and applicable Delaware law. This description is intended as a summary and is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation, Bylaws and applicable Delaware law.

Authorized Capital Stock

We have 230,000,000 shares of capital stock authorized under the Company’s amended and restated certificate of incorporation, consisting of 200,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), and 30,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”).

Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders.

Dividends

Holders of Common Stock are entitled to such dividends as may be declared by the Company’s board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding Preferred Stock.

Right to Receive Liquidation Distributions

In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive pro rata the Company’s assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

No Preemptive or Similar Rights

The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.